EXHIBIT 99.1

For Release 6:30 am – March 7, 2005	Contact: Peg Lupton
Ethan Allen
(203) 743-8234

Ethan Allen to Present at Raymond James Conference;
Comments on Current Business Trends

DANBURY, Conn. – (BUSINESS WIRE) March 7, 2005 – Ethan Allen Interiors Inc. (the “Company”) (NYSE:ETH – News) will be presenting at the Raymond James Conference for Institutional Investors on March 8, 2005 at 1:05 pm. The webcast of the presentation will be available at http://www.wsw.com/webcast/rjii05/eth.

In anticipation of being asked to comment on current business trends, Chairman and CEO, Farooq Kathwari, said, “Our implementation of Everyday Pricing has, as anticipated, altered the pattern of incoming written business to smooth out the peaks that were created in prior years, and, as a result, will impact our delivered sales this quarter. During the prior year quarter we experienced a 9% increase in delivered sales, so we find ourselves up against high comparisons. While February written sales partially made up for the lower written sales experienced in January, we currently expect delivered sales for the quarter to be in the range of $225 to $230 million.”

Mr. Kathwari further commented, “The change to Everyday Pricing has helped us to provide better customer service and improve the productivity of our 3,000 Design Consultants and all those who support them. With the introduction of Tango this Spring, 70% of our products will have been newly introduced within the last three years, establishing Ethan Allen as a style leader. We continue to strengthen our retail network by repositioning stores to larger formats in more convenient shopping locations. We believe the Company is well positioned for growth.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 313 retail stores in the United States and abroad, of which 124 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.